                                                                    Exhibit 99.1
Explanation of Responses:

(1)  The acquisition reported in Column 4 reflects the conversion of interests in second-lien convertible paid-in-kind notes into shares of common stock, par value $0.001 per share (the "Common Stock") of Kadmon Holdings, Inc.
     (the "Issuer"), which conversion occurred automatically upon the consummation of the Issuer's initial public offering on August 1, 2016. The outstanding balance of the notes was converted into shares of Common Stock of the Issuer at a conversion price of 80% of the initial public offering price per share.

(2)  This Form 4 is filed on behalf of GoldenTree Asset Management LP (the
     "Advisor"), GoldenTree Asset Management LLC (the "General Partner") and
     Steven A. Tananbaum (collectively, the "Reporting Persons"). The Advisor is the investment manager or advisor to GoldenTree 2004 Trust ("G2T"),
     GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund,
     LP ("GTIF"), GT NM, L.P. ("GTNM"), GN3 SIP Limited ("GN3"), GoldenTree
     Entrust Master Fund SPC ("GSPC"), GoldenTree Master Fund, Ltd. ("GMF"),
     GoldenTree Master Fund II, Ltd. ("GMFII", and together with G2T, GTIF,
     GTNM, GN3, GSPC and GMF, the "Funds"), a separately managed account managed by the Advisor (the "First Managed Account"), and a second separately managed account managed by the Advisor (the "Second Managed Account", and together with the First Managed Account, the "Managed Accounts"), and may
     be deemed to have a pecuniary interest in the securities of the Issuer directly held by the Funds and the Managed Accounts. The General Partner is
     the general partner of the Advisor and may be deemed to have a pecuniary interest in the securities reported herein in which the Advisor has a pecuniary interest. Steven A. Tananbaum is the managing member of the
     General Partner and may be deemed to have a pecuniary interest in the securities reported herein in which the Advisor and the General Partner have a pecuniary interest. The Advisor, the General Partner and Mr.
     Tananbaum disclaim beneficial ownership of the securities held by the Funds and the Managed Accounts.

(3)  Securities of the Issuer held directly by G2T.

(4)  Securities of the Issuer held directly by GTIF.

(5)  Securities of the Issuer held directly by GTNM.

(6)  Securities of the Issuer held directly by the First Managed Account.

(7)  The acquisition reported in Column 4 reflects the conversion, pursuant to the Exchange Agreement, dated June 8, 2016, by and among Kadmon Holdings,
     LLC, Kadmon Pharmaceuticals, LLC, and each investor identified therein, of each entity's pro rata interest in a senior secured convertible term loan
     (the "Senior Loan") into shares of both 5% convertible preferred stock, par value $0.001 per share (the "Preferred Stock"), of the Issuer and shares of
     Common Stock of the Issuer as follows: (i) a portion of the aggregate principal amount of the Senior Loan was converted into shares of Preferred
     Stock, of which each entity received its pro rata portion; (ii) a portion of the aggregate principal amount of the Senior Loan was converted into shares of Common Stock at a conversion price equal to 80% of the initial public offering price per share, of which each entity received its pro rata portion; and (iii) 125% of a portion of the aggregate principal amount of the Senior Loan was converted into shares of Common Stock at a conversion price equal to the initial public offering price per share, of which each entity received its pro rata portion. A portion of the acquisition reported in Column 4 includes a make-whole amount that has been delivered to the entities in shares of Common Stock of the Issuer at a conversion price equal to 80% of the initial public offering price per share, of which each entity received its pro rata portion.

(8)  Securities of the Issuer held directly by GN3.

(9)  Securities of the Issuer held directly by the Second Managed Account.

(10) The purchases reported in Column 4 reflect purchases of shares of Common
     Stock made in the initial public offering of the Issuer, effective as of
     August 1, 2016.

(11) Securities of the Issuer held directly by GSPC.

(12) Securities of the Issuer held directly by GMF II.

(13) Securities of the Issuer held directly by GMF.

(14) The Senior Loan was eligible for conversion beginning on June 17, 2013 and was convertible at any time at the holder's election prior to the earlier of: (i) the repayment of the Senior Loan, and (ii) the close of the business day preceding the date of maturity of the Senior Loan.

(15) Pursuant to Instruction 4(c)(iii) to Form 4, this response has been left blank.

(16) Each entity holding shares of Preferred Stock were able to convert such shares into shares of Common Stock at any time at the holder's election beginning on the first date that such shares were issued and sold, which occurred on August 1, 2016, at a conversion price equal to $1,000 per share of Preferred Stock, the original purchase price, plus dividends, divided by
     $9.60 per share, subject to certain anti-dilution provisions. At any time following one year after the initial issuance date of such shares of
     Preferred Stock, which will be August 1, 2017, the Issuer may cause a mandatory conversion of such shares of Preferred Stock into shares of
     Common Stock if the weighted average price per share of Common Stock has reached in excess of $18.00 for a period of 30 consecutive trading days and the Issuer has an effective resale shelf registration to resell shares of
     Common Stock upon conversion of the Preferred Stock. The shares of
     Preferred Stock do not have an expiration date.